Exhibit 99.1

Scripps completes station swap with Gray Media

May 15, 2026

CINCINNATI - The E.W. Scripps Company (NASDAQ: SSP) has completed its local TV station swap with Gray Media across five mid-sized and small markets, expanding Scripps’ presence in the Mountain West.

Under the terms of the agreement, which was originally announced in July 2025:

•Gray Media has acquired Scripps’ WSYM (Fox) in Lansing, Michigan, and KATC (ABC) in Lafayette, Louisiana.

•Scripps has acquired Gray’s KKTV (CBS) in Colorado Springs, Colorado; KKCO (NBC) and KJCT-LP (ABC) in Grand Junction, Colorado; and KMVT (CBS) and KSVT-LD (Fox) in Twin Falls, Idaho.

The transaction expands Scripps’ presence in Colorado Springs and Twin Falls – markets where the company already operates trusted local stations – and establishes a new footprint in Grand Junction.

“Greater depth in these markets creates the economic durability to sustain our public service commitment: high-quality local news, emergency alerts, weather coverage and local sports that keep people informed, engaged and connected to their communities,” said Adam Symson, Scripps’ president and CEO. “We see scale and localism as complementary, and strategic transactions like this help ensure our stations remain strong, trusted voices for the communities that depend on us.”

The swap involves an even exchange of comparable assets with no cash consideration exchanged between the companies.

Investor contact: Jason Combs, The E.W. Scripps Company, (513) 977-3981, jason.combs@scripps.com
Media contact: Becca McCarter, The E.W. Scripps Company, (513) 410-2425, rebecca.mccarter@scripps.com

About Scripps
The E.W. Scripps Company (NASDAQ: SSP) is a diversified media company focused on creating connection. As one of the nation’s largest local TV broadcasters, Scripps serves communities with quality, objective local journalism and operates a portfolio of about 60 stations in 40 markets. Scripps reaches households across the U.S. with national news outlet Scripps News and popular entertainment brands ION, Bounce, Grit, ION Mystery, ION Plus and Laff. Scripps is the nation’s largest holder of broadcast spectrum. Scripps Sports serves professional and college sports leagues, conferences and teams with local market depth and national broadcast reach of up to 100% of TV households. Founded in 1878, Scripps is the steward of the Scripps National Spelling Bee, and its longtime motto is: “Give light and the people will find their own way.”

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